Sitoa Corporation Inc. and Sinobiomed Inc.
SOFTWARE LICENSE AGREEMENT
June 7, 2011

SITOA CORPORATION, a California corporation, (“Sitoa”) and SINOBIOMED INC., a Delaware corporation (“SOBM”) have agreed to establish this SOFTWARE LICENSE AGREEMENT in order to provide SOBM worldwide rights to deploy, utilize, and market the Sitoa network and platform (hereinafter "the Technology").

Sitoa owns and/or has rights to certain computer software programs, known collectively as the Sitoa Network and Platform for Inventory-Less Online Selling (“the Technology”), that are useful in creating, managing and coordinating channels for product sales.

1.	SCOPE OF LICENSE

1.1 LICENSE GRANT.  A non-exclusive license to Sitoa Technology: Sitoa grants SOBM a License to deploy, utilize, market and sell the Sitoa network and platform worldwide.

1.1.1 TERRITORY.  The Territory of the license shall be worldwide.

1.1.2 TERMS.  The license shall be granted for 5 years upon signing of this agreement and may be extended by another 5 year upon mutual consent.

1.1.3 ASSIGNMENT.  SOBM will have the right to assign the License to any party, only upon express, written consent of Sitoa Corporation which shall not be unreasonably withheld.

1.2 SITOA LOGO.  SOBM will be granted the rights to use the Sitoa logo for any and all purposes in the support of the marketing of this Technology, which includes but is not limited to advertising, brochures, sales sheets, and other promotional materials and at all appropriate trade shows.

2.	LICENSE FEES.

In return for the License granted above, SOBM agrees to provide 60,000,000 shares of common stock of SOBM to Sitoa, payable upon signing of the SOFTWARE LICENSE AGREEMENT.

If at any time SOBM increases or decreases the number of its outstanding shares of common stock through a stock split or subdivision of shares, or a consolidation or combination of shares, the 60,000,000 provided shares shall be increased, decreased or changed in like manner as if such 60,000,000 provided shares had been issued and outstanding at the time of such occurrence.

3.	MARKETING AND SUPPORT

3.1 SOBM MARKETING AND SALES EFFORTS. SOBM shall use best efforts to promote and market the Licensed Software to Retailers and Suppliers in order to maximize the licensing and distribution of the Licensed Software to Retailers and Suppliers worldwide.

Sitoa Corporation	June 7, 2011	Confidential

3.2 SITOA MARKETING AND SALES EFFORTS. Sitoa shall use its commercially reasonable efforts to support and assist SOBM in promoting and marketing the Licensed Software to Retailers and Suppliers worldwide.

4.	INSTALLATION, TRAINING, TECHNICAL SUPPORT AND MAINTENANCE

SOBM shall be responsible for conducting all activities required to install the Licensed Software at Retailers and Suppliers locations and for providing training, technical support and maintenance to the Retailers and Suppliers.

5.	OWNERSHIP AND PROPRIETARY RIGHTS.

Sitoa shall retain all title, copyright and other proprietary rights in and to the Licensed Software.

6.	GOVERNING LAW.

This Agreement shall be governed in all respects by the laws of the United States of America and the State of California.

SITOA CORPORATION, INC.	SINOBIOMED INC.

/s/ Calbert Lai	/s/ George Yu
Calbert Lai	George Yu
CEO & President	President & CEO
981 Industrial Road, Suite C	Room 4304, 43/F China Resources Building
San Carlos, CA 94070	26 Harbour Road, Wan Chai
Hong Kong, SAR

Sitoa Corporation	June 7, 2011	Confidential